Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trinseo S.A. whose signature appears below constitutes and appoints Christopher D. Pappas, Richard J. Diemer, Jr. and Curtis S. Shaw, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ CHRISTOPHER D. PAPPAS Christopher D. Pappas	Director, President & Chief Executive Officer	April 29, 2011

/S/ RICHARD J. DIEMER, JR. Richard J. Diemer, Jr.	Executive Vice President & Chief Financial Officer and Chief Accounting Officer	April 29, 2011

/S/ SETH A. MEISEL Seth A. Meisel	Director	April 29, 2011

/S/ MARK A. VERDI Mark A. Verdi	Director	April 29, 2011

/S/ STEPHEN M. ZIDE Stephen M. Zide	Director	April 29, 2011

Signature	Title	Date

/S/ AILBHE JENNINGS Ailbhe Jennings	Director	April 29, 2011

/S/ MICHEL G. PLANTEVIN Michel G. Plantevin	Director	April 29, 2011

/S/ THOMAS J. HEARITY Thomas J. Hearity	Authorized Representative in the United States of America	April 29, 2011